EXHIBIT 18.1

Ernst & Young LLP 155 North Wacker Drive Chicago, Illinois 60606 Tel: +1 312 879 2000 Fax: +1 312 879 4000 www.ey.com

August 9, 2011

The Board of Directors

Allscripts Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, Illinois 60654

Ladies and Gentlemen:

Note 1 of the Notes to the Consolidated Financial Statements of Allscripts Healthcare Solutions, Inc. (the “Company”) included in its Form 10-Q for the quarterly period ended June 30, 2011 describes a change in the method of accounting regarding the date of the Company’s annual goodwill and other indefinite-lived intangible assets impairment test from May 31 to the first day of the fiscal fourth quarter. There are no authoritative criteria for determining which date is preferable based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any consolidated financial statements of the Company as of any date or for any period, and therefore we do not express any opinion on any consolidated financial statements of Allscripts Healthcare Solutions, Inc.

Very truly yours,

/s/ Ernst & Young LLP